Exhibit 10.3

September 30, 2021

Dear Mary,
On behalf of The Lovesac Company, we are extremely pleased to extend you the following conditional offer of employment. Upon accepting this offer, you will join Lovesac as President and Chief Operating Officer, initially reporting to Shawn Nelson, Founder and Chief Executive Officer of Lovesac. Your anticipated start date will be on or around November 15, 2021 (“Start Date”).
At Lovesac, we are committed to living and succeeding by incorporating our Guiding Principles:

•We can all win together	•The couch is the new kitchen table
•Doing less and doing better	•Love matters
•We are borrowing this earth from our children
Lovesac Associates continuously strive for success by engaging our Lovesac Values, and we are confident these same values will guide you to achieve success.

Core Values	Table-Stakes Values	Aspirational Values	Accidental Values
Audacious Dreamers	Positivity	Customer Centricity	Making it Happen
Willing to Sweep floors	Flexibility	Only "A" Players	Thrift
Grit	Inclusivity	Executional Excellence
	Insatiable Learning	Consciousness
Passion
Collaboration
Empathy
Transparency
Your offer is an exempt, salaried position, which includes:
•Base Salary. Your starting annual base salary is $429,000, paid semi-monthly, and is intended to cover all hours worked. As an exempt employee, you are not eligible for overtime pay. Your base salary is subject to annual review by the Company and adjustments considered based on your performance, market alignment and other factors.
•Annual Bonus. You are eligible to receive an annual bonus with a target award amount of 60% of your base salary up to a maximum of 120% of your base salary, beginning with bonuses payable for the fiscal year ending January 30, 2022 and without proration (“Annual Bonus”). The payment of an Annual Bonus is based on Lovesac’s performance relative to financial and other metrics and targets set by the Compensation Committee of the Board of Directors (“Compensation Committee”) for the fiscal year and governed by the Company’s Annual Incentive Award Plan or such other plan as
The Lovesac Company
Two Landmark Square, Suite 300, Stamford, Connecticut 06901

Exhibit 10.3
determined by the Compensation Committee; provided, however, for the fiscal year ending January 29, 2023 only (“Fiscal 2023”), in addition to your Annual Bonus, you shall be eligible to receive an additional bonus of up to $400,000 (“Additional Bonus”), that is payable in two installments, with 60% of the Additional Bonus payable upon certification of the performance results following the conclusion of the third quarter of Fiscal 2023 based on annual operating plan targets for Fiscal 2023, and the remaining 40% payable upon the certification of performance results following the conclusion of the fourth quarter of Fiscal 2023 against the annual operating plan targets, and with the ability to “true up” the payment of the third quarter installment based on performance for the fourth quarter of Fiscal 2023 to the extent that the third quarter targets are not then met. The terms and conditions of Annual Bonus and Additional Bonus shall be governed by the Company’s Annual Incentive Compensation Plan or such other plan as determined by the Compensation Committee. The payment, amount and terms and conditions of an annual bonus are at the discretion of the Compensation Committee and not guaranteed.

•Inaugural Cash Award. You will receive a one-time cash award of $500,000 (“Cash Award”) payable to you within thirty days of your Start Date. If your employment with the Company is terminated for cause or due to voluntary resignation prior to the two year anniversary of your Start Date, you shall be required to repay the Company the after-tax value of the Cash Award within thirty days of your date of termination.
•Equity Awards. You will receive an Inaugural Equity Award and also be eligible to receive an Annual Equity Award pursuant to the terms of our 2017 Equity Incentive Plan (“2017 Plan”) and long-term performance award (“LTPA”) program. Your Inaugural Equity Award and Annual Equity Award will consist of restricted stock units of which 50% will be subject to performance-based vesting conditions (“PRSUs”) and 50% subject to time-based vesting conditions (“RSUs”). PRSUs are eligible to vest based on Lovesac’s performance relative to metrics and targets set by the Compensation Committee for the fiscal year. RSUs vest in equal installments over a certain time frame. You are also eligible to receive an annual award comprised exclusively of PRSUs under our LTPA program. Your LTPA is eligible to vest based upon Lovesac’s achievements relative to accelerated performance targets set by the Compensation Committee for a specific performance period. Vested PRSUs and RSUs are settled in shares of Lovesac common stock and issued to you per the following schedule subject to your continued employment through the payout date. A summary of additional terms is below:

Type	Grant Date	Value	Vesting Schedule PRSUs and RSUs
Inaugural	On or about your start date	$1,500,000	4 equal installments on anniversary of grant date
Annual*	Discretionary award opportunity to be made annually after 10-K filing	$765,000	3 equal installments on anniversary of grant date
LTPA*		$1,649,000	1 installment upon achieving LTPA targets
*These award terms, values and vesting schedules are subject to change as determined by the Compensation Committee in its sole discretion.
The specific terms of your equity awards will be set forth in equity award agreements, and subject to the terms of the 2017 Plan and LTPA program.
•Paid Time Off. You will receive up to 4 weeks of paid time off, prorated from the beginning of the fiscal year to start accruing following 30 days of employment.
•Medical, Dental and Vision Benefits. You are eligible to enroll in a comprehensive benefits package commencing the 1st of the month following 30 days of continuous employment. You will share in
The Lovesac Company
Two Landmark Square, Suite 300, Stamford, Connecticut 06901

Exhibit 10.3
the premium cost of your medical, dental and vision benefits through payroll deductions. If you elect continuation of group health benefits under COBRA prior to your Start Date, the Company shall reimburse you the premium cost associated with such election.
•Life and Accidental Death and Dismemberment Insurance. The Company will provide you with Life insurance and Accident Death and Dismemberment (AD&D) insurance each of which shall be equal to one time your annual base salary at no cost to you. Enrollment in both the Life and AD&D insurance programs are automatic upon commencement of employment and effective the 1st of the month following your date of hire. Supplemental life insurance options are available to you at your sole cost and expense.
•Short-Term and Long-Term Disability Coverage. You are eligible for short-term disability and long-term disability coverage commencing the 1st of the month following your Start Date. These plans provide you with partial salary continuation in the event of disability due to a qualifying illness or injury.
•401(K). You are eligible to enroll in our 401(K) program managed by Voya Financial commencing the first of the month following 30 days of continuous employment. Lovesac has currently elected to match 100% of the first 4% of pay that you contribute to the plan.
•Employee Discount. After 30 days of employment, you are eligible for a 40% discount on all full-price, non-discounted Lovesac merchandise. The availability and amount of employee product discounts are subject to change in the Company’s discretion.
•Employee Assistance Program (EAP). Lovesac provides all employees with an EAP to assist employees with personal issues or other concerns that may affect their family, health and job performance. The EAP provides consultation and evaluation services for referrals. EAP services are 100% paid for by Lovesac.
Please be advised that your offer and start date are contingent upon satisfactory completion of references and a background check. You agree to sign any necessary consent forms related to such checks.
During your employment, you will be subject to all of the policies, rules, and regulations applicable to the Company's employees, as they currently exist and subject to any future modifications in the Company's discretion, including, without limitation, maintaining as confidential, proprietary information of the Company. The requirement that you maintain as confidential, proprietary information of the Company shall extend beyond the termination of your employment.
By signing below, you acknowledge, represent, and warrant to the Company that you are not now under any obligation of a contractual nature to any person, business, or other entity which is inconsistent or in conflict with this letter or which would prevent you from performing your obligations for the Company.
This letter is a summary of the principal terms of our employment offer and supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. The terms of this offer are qualified in their entirety by all underlying plan documents and policies which are available upon request.
By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter. If the terms set forth in this letter are acceptable to you, please sign and date this letter and return it to Shawn Nelson, Founder and Chief Executive Officer of Lovesac.
The Lovesac Company
Two Landmark Square, Suite 300, Stamford, Connecticut 06901

Exhibit 10.3
We are looking forward to having you join the Lovesac family!
Warmest Regards,

/s/ Shawn Nelson
Shawn Nelson
_____________________________________________________________________________________

I hereby accept the terms of the offer as outlined above.

/s/ Mary Fox     September 30, 2021
Mary Fox             Date
The Lovesac Company
Two Landmark Square, Suite 300, Stamford, Connecticut 06901